Exhibit 1.2

McCormick & Company, Incorporated

Medium Term Notes

Terms Agreement

March 29, 2004

Wachovia Capital Markets, LLC

One Wachovia Center, TW-7

301 South College Street

Charlotte, NC 28288-0602

Ladies and Gentlemen:

McCormick & Company, Incorporated (the “Company”) proposes, subject to the terms and conditions stated herein and in the Distribution Agreement, dated January 23, 2001 (the “Distribution Agreement”), between the Company on the one hand and Goldman, Sachs & Co. on the other, to issue and sell to Wachovia Capital Markets, LLC (the “Agent”) the securities specified in the Schedule hereto (the “Purchased Securities”).  As contemplated by Section 2(a) of the Distribution Agreement, the Agent has executed a counterpart to the Distribution Agreement relating to the sale of the Purchased Securities.  Each of the provisions of the Distribution Agreement (except to the extent that such provisions apply to Securities (as defined in the Distribution Agreement) other than the Purchased Securities) is incorporated herein by reference in its entirety, and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein.  Nothing contained herein or in the Distribution Agreement shall make the Agent an agent of the Company or make the Agent subject to the provisions therein relating to Securities (other than the Purchased Securities) from the Company, solely by virtue of its execution of this Terms Agreement.  Each of the representations and warranties set forth in the Distribution Agreement shall be deemed to have been made at and as of the date of this Terms Agreement, except that each representation and warranty in Section 1 of the Distribution Agreement which makes reference to the Prospectus (as therein defined) shall be deemed to be a representation and warranty as of the date of the Distribution Agreement in relation to the Prospectus, and also a representation and warranty as of the date of this Terms Agreement in relation to the Prospectus as amended and supplemented to relate to the Purchased Securities and as otherwise amended and supplemented.

An amendment to the Registration Statement (as defined in the Distribution Agreement), or a supplement to the Prospectus, as the case may be, relating to the Purchased Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission (as defined in the Distribution Agreement).

Subject to the terms and conditions set forth herein and in the Distribution Agreement incorporated herein by reference, the Company agrees to issue and sell to the Agent and the Agent agrees to purchase from the Company the Purchased Securities, at the time and place and at the purchase price set forth in the Schedule hereto and in the aggregate principal amount of $50,000,000.

If the foregoing is in accordance with your understanding, please sign and return to us 5 counterparts hereof, and upon acceptance hereof by you, this letter and such acceptance hereof, including those provisions of the Distribution Agreement incorporated herein by reference, shall constitute a binding agreement between you and the Company.

McCormick & Company, Incorporated

	By:	/s/ Paul C. Beard
Name: Paul C. Beard
Title: Vice President & Treasurer

Accepted:

/s/ Amy Kabatznick
(Wachovia Capital Markets, LLC)

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Schedule A

$50,000,000

McCormick & Company, Incorporated

Medium-Term Notes - Fixed Rate

CUSIP No. 57978X AC 9

Terms of Notes

Aggregate Principal Amount:  $50,000,000

Interest Rate: 3.350%

Original Issue Date: April 1, 2004

Stated Maturity Date:  April 15, 2009

Interest Payment Dates: April 15 and October 15, commencing on October 15, 2004

Original Issue Price: 99.971%

Net Proceeds to Issuer after Underwriting Discount:  $49,685,500

Specified Currency: U.S. Dollars

Exchange Rate Agent: None

Option to Receive Payments in Specified Currency other than U.S. Dollars: None

Minimum Denomination (Applicable if Specified Currency is other than U.S. Dollars): N/A

Optional Redemption:  ☒  Yes  ☐  No

•     Initial Redemption Date:  *

•     Initial Redemption Percentage:

•     Annual Redemption Percentage Reduction:

Optional Repayment: ☐  Yes  ☒  No

•     Optional Repayment Date(s):

•    Optional Repayment Price:        %

Original Issue Discount:  ☐  Yes  ☒  No

•     Total Amount of OID:

•     Yield to Maturity:

•     Initial Accrual Period:

Form: ☒  Book-Entry  ☐  Certificated

Defeasance:  ☒  Yes  ☐  No

Covenant Defeasance : ☒Yes  ☐  No

Sinking Fund: ☐  Yes  ☒  No

Other Provisions:  *See the redemption provisions on the reverse hereof.

Underwriting:  See “Underwriting” on the reverse hereof.

Method of and Specified Funds for Payment of Purchase Price:

By wire transfer to a bank account specified by the Company in immediately available funds

Indenture:

Indenture, dated as of December 5, 2000, between the Company and SunTrust Bank, as Trustee

Documents to be Delivered:

The following documents referred to in the Distribution Agreement shall be delivered as a condition to the Closing:

(1) The opinions of Associate General Counsel and Hogan & Hartson L.L.P. referred to in Section 4(i) (the opinion of Associate General Counsel will contain a customary “Rule 10b-5 statement”).

(2) The accountants’ letter referred to in Section 4(j).

(3) The officers’ certificate referred to in Section 4(k).

Redemption of Notes:

The Notes will be subject to redemption at the option of McCormick & Company, Incorporated (the “Company”) at any time, in whole or from time to time in part, at the Make-Whole Price (as defined below), on notice given no more than 60 nor less than 30 calendar days prior to the date of redemption.  “Make-Whole Price” means an amount equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) as determined by an Independent Investment Banker (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 10 basis points, plus, in the case of both (i) and (ii), accrued and unpaid interest to the date of redemption.  Unless the Company defaults in payment of the Make-Whole Price, on and after the date of redemption, interest will cease to accrue on the Notes to be redeemed.

“Business Day” means any day that is not a Saturday or Sunday and that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any date of redemption, (i) the average of five Reference Treasury Dealer Quotations for such date of redemption, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Trustee (as defined below) obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Reference Treasury Dealer” means (i) Goldman, Sachs & Co., Banc of America Securities LLC and their respective successors; provided, however, that if any of the foregoing shall not be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer; and (ii) any two other Primary Treasury Dealers the Company selects.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such date of redemption.

“Treasury Rate” means, with respect to any date of redemption, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption. The Treasury Rate shall be calculated on the third Business Day preceding the date of redemption.

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Notwithstanding Section 11.4 of the Indenture, dated as of December 5, 2000, between the Company and SunTrust Bank, as trustee (the “Trustee”), the notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof.  The Company shall notify the Trustee of the Make-Whole Price with respect to any redemption promptly after the calculation thereof, and the Trustee shall not be responsible for such calculation.

Underwriting:

Under the terms and subject to the conditions contained in the Distribution Agreement dated January 23, 2001 and a Terms Agreement dated March 29, 2004, Wachovia Capital Markets, LLC has agreed to purchase from us $50,000,000 principal amount of the Notes.

The following table summarizes the discount to be received by the underwriter, and the proceeds we will receive, in connection with the sale of the Notes:

	Per Note	Total
Public Offering Price	99.971%	$49,985,500
Underwriting Discount	.600%	$300,000
Proceeds to the Company (before expenses)	99.371%	$49,685,500

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